UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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IRONWOOD PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

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FOR IMMEDIATE RELEASE

Ironwood Pharmaceuticals Announces Director Nomination from Sarissa Capital

— Advises Shareholders That No Action Is Required at This Time —

CAMBRIDGE, Mass., April 9, 2018 — Ironwood Pharmaceuticals, Inc. (NASDAQ: IRWD), a commercial biotech company, today announced that it has received notice from Sarissa Capital Management LP (“Sarissa”) that it intends to nominate its chief investment officer Alex Denner to stand for election to the Ironwood Board of Directors at Ironwood’s 2018 Annual Meeting of Shareholders. Ironwood’s Board and management team will consider the input of its shareholders prior to the Board making a recommendation in Ironwood’s definitive proxy statement.

Ironwood maintains open and ongoing communications with its shareholders and welcomes views and opinions that may advance its goal of creating shareholder value. Members of Ironwood’s management team had one introductory meeting with Sarissa’s representatives prior to Sarissa notifying the company of their intention to nominate a director candidate. Ironwood remains open to continuing a constructive dialogue.

Ironwood has a diverse, experienced and owner-oriented Board comprised of nine directors, eight of whom are independent. Collectively, the Board has significant experience that is critical to our business, including in capital allocation and finance, business strategy, customer and market insights, and senior leadership in both small, entrepreneurial companies and in large pharmaceutical organizations.

Ironwood also has a refreshed Board, having added six new independent directors since 2013. The average tenure of our independent directors as of our 2017 Annual Meeting of Shareholders was five years. The interests of our Board are directly aligned with shareholders, as all Ironwood directors are shareholders in the company, and each director is generally required to hold all shares of stock acquired as payment for his or her service as a director throughout his or her term on the Board.

The Ironwood Board regularly reviews its composition on behalf of its shareholders to ensure that it has the skills and expertise to match the demands of the company’s strategy. The Board’s Governance and Nominating Committee has a thorough process in place for evaluating prospective directors and will carefully review and consider Sarissa’s nomination.

Shareholders are not required to take any action at this time. The Ironwood Board will present its recommendation regarding director nominations in the Company’s definitive proxy statement to be filed with the U.S. Securities and Exchange Commission. Ironwood has not yet announced the date of its 2018 Annual Meeting of Shareholders.

About Ironwood Pharmaceuticals

Ironwood Pharmaceuticals (NASDAQ: IRWD) is a commercial biotechnology company focused on creating medicines that make a difference for patients, building value for our fellow shareholders, and empowering our passionate team. We are commercializing two innovative primary care products: linaclotide, the U.S. branded prescription market leader for adults with irritable bowel syndrome with constipation (IBS-C) or chronic idiopathic constipation (CIC), and lesinurad, which is approved to be taken with a xanthine oxidase inhibitor (XOI), or as a fixed-dose combination with allopurinol, for the treatment of hyperuricemia associated with gout. We are also advancing a pipeline of innovative product candidates in areas of significant unmet need, including uncontrolled gastroesophageal reflux disease, diabetic nephropathy, heart failure with preserved ejection fraction, achalasia and sickle cell disease. Ironwood was founded in 1998 and is headquartered in Cambridge, Mass. For more information, please visit www.ironwoodpharma.com or www.twitter.com/ironwoodpharma; information that may be important to investors will be routinely posted in both these locations.

Additional Information

Ironwood, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from shareholders in connection with the matters to be considered at the Company’s 2018 Annual Meeting of Shareholders. The Company intends to file a proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from shareholders. SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of the Company’s directors and executive officers in Company stock and other securities is included in their SEC filings on Forms 3, 4, and 5, which can be found through the Company’s website (www.ironwoodpharma.com) in the section “Investors” or through the SEC’s website at www.sec.gov. Additional information about Ironwood’s directors and executive officers and their interests is set forth in Ironwood’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which was filed with the SEC on February 22, 2018, and Ironwood’s proxy statement for its 2017 Annual Meeting of Shareholders, which was filed with the SEC on April 18, 2017, and in the Company’s other SEC filings, which can be found through the Company’s website (www.ironwoodpharma.com) in the section “Investors” or through the SEC’s website at www.sec.gov. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the Company’s 2018 Annual Meeting of Shareholders. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at www.ironwoodpharma.com.

SOURCE: Ironwood Pharmaceuticals, Inc.

Investors:

Ironwood Pharmaceuticals

Meredith Kaya, 617-374-5082

Vice President, Investor Relations and Corporate Communications
mkaya@ironwoodpharma.com

or

Media:

Joele Frank, Wilkinson Brimmer Katcher

Andi Rose / Mahmoud Siddig

212-355-4449